Exhibit 99.1

Lauren Gioia | Jennifer Park | Dan Abernethy | Lauren.Gioia@Sothebys.com | Jennifer.Park@Sothebys.com | Dan.Abernethy@Sothebys.com +1 212 606 7176

SOTHEBY’S REPORTS 2019 FIRST QUARTER FINANCIAL RESULTS
NEW YORK, May 2, 2019 - Sotheby’s (NYSE: BID) today reported its financial results for the first quarter ended March 31, 2019.
For the three months ended March 31, 2019, Sotheby’s reported a net loss of ($7.1) million, or ($0.15) per share as compared to ($6.5) million, or ($0.12) per share in the prior period. Excluding certain items, Adjusted Net Loss* was ($6.9) million, or ($0.15) per share in the first quarter of 2019 as compared to Adjusted Net Income* of $5.0 million, or $0.09 per diluted share in the first quarter of 2018.
“We were very pleased that strong demand and sell-through rates overcame a slightly lower supply picture in the first quarter,” said Tad Smith, CEO of Sotheby’s, adding, “we feel very good about the second quarter results based on great works of art and strong demand from Asia and the Americas.”
Highlights

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Important New York auctions begin May 14th with a number of highlights, including one of the finest examples of Monet’s “Haystacks” paintings (pre-sale estimate in excess of $55 million) and the unveiling of Sotheby’s new world-class exhibition space. Public exhibition opens tomorrow, May 3rd, in our New York headquarters.

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First quarter results would have compared more favorably to 2018 were it not for smaller London sales and the movement of certain Spring Hong Kong sales into the second quarter of 2019 after occurring in the first quarter of the prior year. The schedule change moved $74 million in Net Auction Sales from the first quarter to the second quarter of 2019.

•
The Hong Kong sale series brought an aggregate total of $482 million across the first and second quarters, the second highest total in company history, and a 4% increase over the same sales series held in 2018.

•	Auction commission margin improved 90 basis points from 17.3% in the first quarter of 2018 to 18.2% in the first quarter of 2019 reflecting a higher mix of lower priced works.

Exhibit 99.1

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As a reminder, it is traditional for Sotheby’s to report a net loss in the first and third quarters due to our seasonal sales calendar that is heavily weighted towards spring and fall sales events. Sotheby’s has reported first quarter net income only a handful of times in the 30 years since becoming a public company.

Sotheby’s Financial Highlights
Three Months Ended March 31, 2019 v. 2018
(in thousands of dollars, except per share data)

			Variance
	1Q19	1Q18	$	%
Operating (loss) income	$(3,571)	$6,911	$(10,482)	N/A
Adjusted Operating (Loss) Income (a)	$(2,880)	$11,286	$(14,166)	N/A
Net loss attributable to Sotheby's	$(7,071)	$(6,522)	$(549)	(8%)
Adjusted Net (Loss) Income (a)	$(6,902)	$4,955	$(11,857)	N/A
Basic and diluted loss per share	$(0.15)	$(0.12)	$(0.03)	(25%)
Adjusted Diluted (Loss) Earnings Per Share (a)	$(0.15)	$0.09	$(0.24)	N/A
Consolidated Sales (b)	$923,330	$1,090,559	$(167,229)	(15%)
Aggregate Auction Sales (c)	$713,684	$827,735	$(114,051)	(14%)
Net Auction Sales (d)	$590,252	$691,369	$(101,117)	(15%)
Private Sales (e)	$200,880	$246,588	$(45,708)	(19%)

(a) See Appendix B for a description of these non-GAAP financial measures and reconciliations to the most comparable GAAP amounts.
(b) Represents the sum of Aggregate Auction Sales, Private Sales, and inventory sales.
(c) Represents the total hammer (sale) price of property sold at auction plus buyer’s premium, excluding amounts related to the sale of our inventory at auction, which are reported within inventory sales.
(d) Represents the total hammer (sale) price of property sold at auction, excluding amounts related to the sale of our inventory at auction, which are reported within inventory sales.
(e) Represents the total purchase price of property sold in private sales that we have brokered, including our commissions.
Non-GAAP Financial Measures
*Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income and Adjusted Diluted (Loss) Earnings Per Share are non-GAAP financial measures. See Appendix B for a description of these non-GAAP financial measures and reconciliations to the most comparable GAAP amounts.

Forward-Looking Statements
This release contains certain “forward-looking statements” (as such term is defined in Section 21E of the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which Sotheby’s believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the global economy and financial markets, political conditions in various countries, competition with other auction houses and art dealers, the amount and quality of property available for consignment and the marketability at auction of such property. Please refer to our most recently filed Form 10-K for a complete list of Risk Factors.

Exhibit 99.1

Investor Relations Information
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call can be found here: https://sothebys.gcs-web.com/events-and-presentations.
Sotheby’s will host a conference call at 9:00 AM EDT on May 2, 2019, to discuss its first quarter 2019 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 3464657. The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at https://sothebys.gcs-web.com/events-and-presentations.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in 10 different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as the collection, artist, estate & foundation advisory services of its subsidiary, Art Agency, Partners. Sotheby’s presents private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Global Fine Art Division, and three retail businesses: Sotheby’s Wine, Sotheby’s Diamonds, and Sotheby’s Home, the online marketplace for interior design. Sotheby’s has a global network of 80 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended
	March 31, 2019	March 31, 2018
Revenues:
Agency commissions and fees	$147,667	$165,526
Inventory sales	8,766	16,236
Finance	13,266	9,881
Other	3,766	4,153
Total revenues	173,465	195,796
Expenses:
Agency direct costs	31,803	35,273
Cost of inventory sales	7,166	15,995
Cost of finance revenues	—	2,263
Marketing	5,908	5,722
Salaries and related	76,645	78,719
General and administrative	47,842	43,813
Depreciation and amortization	7,691	7,100
Restructuring charges, net	(19)	—
Total expenses	177,036	188,885
Operating (loss) income	(3,571)	6,911
Interest income	285	365
Interest expense	(13,151)	(9,313)
Extinguishment of debt	—	(10,855)
Non-operating income	1,848	1,424
Loss before taxes	(14,589)	(11,468)
Income tax benefit	(5,986)	(4,136)
Equity in earnings of investees	1,528	806
Net loss	(7,075)	(6,526)
Less: Net loss attributable to noncontrolling interest	(4)	(4)
Net loss attributable to Sotheby's	$(7,071)	$(6,522)
Basic and diluted loss per share - Sotheby’s common shareholders	$(0.15)	$(0.12)

Appendix B

NON-GAAP FINANCIAL MEASURES
GAAP refers to generally accepted accounting principles in the United States of America. Included in this earnings release are financial measures presented in accordance with GAAP and also on a non-GAAP basis. Non-GAAP financial measures are important supplemental measures used in our financial and operational decision making processes, for internal reporting, and as part of our forecasting and budgeting processes, as they provide helpful measures of our core operations. These measures allow us to view operating trends, perform analytical comparisons, and benchmark performance between periods. We also believe that these measures may be used by securities analysts, investors, financial institutions, and other interested parties in their evaluation of our performance. The non-GAAP financial measures presented in this earnings release are:

(i)	Adjusted Operating (Loss) Income
(ii)	Adjusted Net Income
(iii)	Adjusted Diluted Earnings Per Share
To the extent applicable, these non-GAAP financial measures exclude the effect of the following items, as detailed in the accompanying reconciliation tables below:

(i)	Charges related to contractual severance agreements entered into with certain former employees;
(ii)	Accelerated depreciation charges related to certain fixed assets that have been removed from service in connection with enhancements being made to the York Property;

(iii)	Credits associated with the restructuring plan implemented in 2018;
(iv)	The loss incurred in connection with the extinguishment of our 2022 Senior Notes; and
(v)	Adjustments made to our estimate of the net cost related to the effective settlement of an income tax audit.

We caution readers of this earnings release that amounts presented in accordance with these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate such measures in the same manner.

The following is a reconciliation of operating income to Adjusted Operating Income for the three months ended March 31, 2019 and 2018 (in thousands of dollars):

Three Months Ended March 31,	2019	2018
Operating (loss) income	$(3,571)	$6,911
Add: Contractual severance agreement charges	—	2,822
Add: Accelerated depreciation charges	710	1,553
Add: Restructuring plan credits	(19)	—
Adjusted Operating (Loss) Income	$(2,880)	$11,286

Appendix B

The following is a reconciliation of net income attributable to Sotheby's to Adjusted Net Income for the three months ended March 31, 2019 and 2018 (in thousands of dollars):

Three Months Ended March 31,	2019	2018
Net loss attributable to Sotheby's	$(7,071)	$(6,522)
Add: Contractual severance agreement charges, net of tax of $0 and ($676)	—	2,146
Add: Accelerated depreciation charges, net of tax of ($176) and ($385)	534	1,168
Add: Restructuring plan credits, net of tax of ($9) and $0	(28)	—
Add: Extinguishment of debt, net of tax of $0 and ($2,692)	—	8,163
Add: Net credit associated with the effective settlement of an income tax audit	(337)	—
Adjusted Net (Loss) Income	$(6,902)	$4,955

The income tax effect of each line item in the reconciliation above of net income attributable to Sotheby's to Adjusted Net Income is computed using the relevant jurisdictional tax rate for each item.
The following is a reconciliation of diluted loss per share to Adjusted Diluted (Loss) Earnings Per Share for the three months ended March 31, 2019 and 2018:

Three Months Ended March 31,	2019	2018
Diluted loss per share	$(0.15)	$(0.12)
Add: Contractual severance agreement charges, per share	—	0.04
Add: Accelerated depreciation charges, per share	0.01	0.02
Add: Restructuring plan credits, per share	—	—
Add: Extinguishment of debt, per share	—	0.15
Add: Net credit associated with the effective settlement of an income tax audit, per share	(0.01)	—
Adjusted Diluted (Loss) Earnings Per Share	$(0.15)	$0.09